FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                     REGISTRATION NO. 333-121611


PROSPECTUS SUPPLEMENT NO. 3 DATED OCTOBER 15, 2007
TO PROSPECTUS DATED FEBRUARY 2, 2005,
AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED OCTOBER 24, 2005
AND PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 23, 2007



                                 LANOPTICS LTD.

                            1,846,800 ORDINARY SHARES

This prospectus supplement no. 3 supplements our prospectus dated February 2, 2005, as supplemented by prospectus supplement dated October 24, 2005 and prospectus supplement no. 2 dated August 23, 2007. You should read this prospectus supplement no. 3 together with the prospectus, prospectus supplement and prospectus supplement no. 2.

The shares that are the subject of the prospectus have been registered to permit their resale to the public by the selling shareholders named in the prospectus.

The information contained in the prospectus is hereby amended and supplemented as follows:

The table set forth in the section of the prospectus entitled "Selling Shareholders" is hereby updated to reflect the sale and transfer of warrants to
purchase 43,750 ordinary shares from Bonanza Master Fund Ltd. to OTA LLC.   Such
warrants have an exercise price of US$15.50 per share, subject to anti-dilution adjustments, and are exercisable until November 26, 2009. OTA LLC previously acquired warrants to purchase 217,000 ordinary shares from another selling shareholder. The aggregate number of ordinary shares issuable upon exercise of the warrants purchased from Bonanza and the other selling shareholder account for less than 1% of our outstanding ordinary shares. Mr. Ira Leventhal, a senior managing director of OTA LLC, has voting and investment control over the securities held by OTA LLC.

INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH, AND MAY NOT BE DELIVERED OR UTILIZED WITHOUT, THE PROSPECTUS.


        THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 3 IS OCTOBER 15, 2007